[Letterhead of Greenberg Traurig, LLP]

October 7, 2011

Integrity Applications, Inc.
102 Ha’Avoda St.
Ashkelon, Israel

Re:	Registration Statement on Form S-1 (File No. 333-176415)

Ladies and Gentlemen:

We have acted as special counsel for Integrity Applications, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission of a registration statement on Form S-1 (File No. 333-176415) (as amended, the “Registration Statement”) with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of 1,295,545 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share.  The Shares were issued to the selling stockholders named in the Registration Statement (the “Selling Stockholders”) in a private placement transaction.

In connection with the preparation of the Registration Statement and this opinion, we have examined, considered and relied upon originals or copies certified to our satisfaction of each of the following documents (collectively, the “Documents”):

1.	the Company’s Certificate of Incorporation, as amended to date;

2.	the Company’s Bylaws, as amended to date;

3.	records of corporate proceedings of the Company approving the issuance of the Shares, certified as of the date hereof by an officer of the Company;

4.	the Subscription Agreements entered into by and between the Company and each of the Selling Stockholders; and

5.	such other documents and instruments as we have deemed necessary for the expression of the opinions contained herein.

In rendering the opinions set forth below, we have assumed without investigation: (a) the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies and the veracity of the Documents; (b) that each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so; and (c) that each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of each party set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.  Additionally, as to questions of fact in respect of the opinions hereinafter expressed, we have relied solely upon the Documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that the Shares have been duly authorized for issuance by the Company and are validly issued, fully paid and nonassessable.

This opinion is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

This opinion is limited to the laws of the State of Delaware (including applicable provisions of the Delaware constitution and reported judicial decisions interpreting such laws) and the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by Section 7 of the Act, and the rules and regulations promulgated thereunder.

Sincerely,

/s/ Greenberg Traurig, LLP